ST. GEORGE 7 MONTH SECURED PURCHASE NOTE

This Secured Purchase Note (the “Purchase Note”) is executed June 18, 2009, by and between Drinks Americas Holdings, Ltd., a Delaware corporation, (the “Company”) and St. George Investments, LLC, an Illinois limited liability company, (the “Investor”).

All capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Securities Purchase Agreement dated of even date herewith.

RECITALS:

WHEREAS, the Company has authorized the sale and issuance of a non-interest bearing note, a warrant and common stock issuable upon full or partial satisfaction of the Note or exercise of the warrant (collectively, the Drinks Debenture, the Warrant and the Underlying Shares shall be referred to as the “Securities”) in exchange for a loan by the Investor to the Company of Four Million Dollars ($4,000,000) (the “Loan Amount”);

WHEREAS, as an inducement to enter into this Agreement and as collateral for the Drinks Debenture, certain Affiliates have agreed to pledge 12,000,000 shares of common stock of the Company, of which 9,000,000 shares of the Collateral Shares shall have been issued as of a date six (6) months or more prior to the date hereof;

WHEREAS, as further inducement to enter into this Agreement and as further security, J. Patrick Kenny has agreed to provide a personal guaranty on a portion of the Loan Amount and all interest and penalties;

WHEREAS, the Investor has paid $375,000 in cash and issued to the Company ten (10) secured notes in the amount of $250,000 each and one (1) secured note in the amount of $125,000, in exchange for the delivery of the Securities and the Collateral Shares;

WHEREAS, at the Closing, the Company desires to sell, and the Investor desires to purchase, the Warrant and the Debenture upon the terms and conditions stated in this Purchase Note; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           The Note

(a)           Amount. This Purchase Note shall be in the amount of $250,000 (the “Loan”), which the Investor shall deliver to the Company at the Closing.

(b)           Interest.  The Loan shall bear interest at a rate of 5% per year and the interest will be payable in full upon the maturity date unless sooner prepaid.

(c)           Maturity Date.  The Purchase Note shall be due and payable in full and in cash on the date that is fifty (50) months from the date hereof or August 18, 2013 or such earlier date as described in subsection 1(d), below (the “Maturity Date”).  The Investor shall be required to pay the full amount of the Loan in cash, unless Investor is permitted to offset the amount then due by any amount owed under the Drinks Debenture as provided by Section 3 below.

(d)           Mandatory Prepayment Date.  Unless this Purchase Note has previously been satisfied or offset by either the Company or Investor with another liability, the Investor shall be required to satisfy the payment under this note at such time when the following items are met: (i) the shares of common stock deliverable in full or partial satisfaction of the Drinks Debenture may be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, without limitation; (ii) the seven (7) month anniversary from the date hereof has elapsed; (iii) the amount outstanding under the Drinks Debenture is less than Three Million Five Hundred Thousand Dollars ($3,500,000); and (iv) there is no Trigger Event or Event of Default occurring, and be continuing, under the Drinks Debenture.

(e)           Recourse.  The Company shall have full recourse against the Investor in the event that this Note is not paid when due.

2.           Security Interest.  The re-payment of this Note is secured by the Vermont Student Assistant Corp. Auction Rate Securities Bond with a face value of $500,000 and owned by the Investor (the “Securities Bond”).  The Securities Bond is held by the Investor electronically and as of the Closing shall be transferred to the escrow agent to be held pursuant to the terms of the Securities Bond Pledge Agreement attached hereto as Exhibit A.

The Investor shall have the authority to, with the prior written consent of the Company, provided that such consent is not unreasonably withheld, to add additional collateral or substitute collateral as it deems fit provided that the fair market value of the collateral is not diminished.

3.           Offset of Loan with Drinks Debenture. In the occurrence of an event of default or a Trigger Event under the Drinks Debenture, at either the Investor’s or the Company’s sole option, such party, shall be entitled to satisfy all or any part of the amount owed under this Loan by offsetting the amount owed against a portion of the amount outstanding under the Drinks Debenture equal to 125% of the amount owed under this Note which amount will satisfy a corresponding portion of the Drinks Debenture.  Such satisfaction of the Loan shall be considered an offset of liabilities and shall be considered, in full or partial, payment and satisfaction of the Loan.

4.           Investor’s Representations and Warranties. Investor warrants and represents as follows (and acknowledges that all of these warranties and representations are material): (a) The matters contained in this Purchase Note were true and complete in all material respects as of the date of filing and remain true and complete as of the date hereof; (b) Investor is authorized and legally and validly permitted to participate in this transaction; (c) Investor has the authority to enter into this Purchase Note; (d) all representations and warranties made in this Purchase Note shall survive for a period of six (6) months following the Maturity Date; and (e) the value of the assets pledged as security for the Investor’s obligations hereunder is not less than the Loan.

5.           Event of Default. In addition to any other “Events of Default” set forth elsewhere in this Purchase Note, the following shall constitute Events of Default under this Purchase Note: (a) any representation or warranty of the Investor is not accurate; (b) Investor fails to satisfy its obligation under this Purchase Note on or before the Maturity Date; or (c) Investor files or has filed against Investor any bankruptcy proceeding. If an Event of Default occurs hereunder, the Investor will be responsible for all costs incurred by the company in collection of this note, including reasonable legal fees, which costs will constitute part of the obligations of the Investor hereunder.   This note constitutes one of a series of 11 notes issued by the Investor to the Company on the date hereof.  An Event of Default occurring under one of such notes shall constitute an Event of Default under all of such notes.

6.           Remedies. Upon the occurrence of an Event of Default pursuant to this Purchase Note, the Company may, at its sole and exclusive option, do any or all of the following, either concurrently or separately: (a) accelerate the maturity of this Purchase Note and demand immediate payment in full, whereupon the outstanding principal amount of the Purchase Note and all obligations of Company to Investor hereunder, together with accrued interest thereon and accrued charges and costs, including costs incurred by the Company with respect to the collection of this Purchase Note (including reasonable legal fees), if any, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; (b) offset, recoup or exercise any other legal remedy to offset any liabilities due by the Investor, including but not limited to any offset of this Purchase Note against the Drinks Debenture , at the 125% rate  provided under Section 3 hereof;  (c) exercise all legally available rights and privileges; and (d) take appropriate recourse on the collateral.

7.           Miscellaneous.

(a)           As used in this Purchase Note, “Investor” shall mean all persons signing this Purchase Note and borrowing money from Company or any of its successors or assigns. The word “including” means “including (but not limited to)” unless specifically stated to the contrary.

(b)           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Purchase Note shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, without reference to the choice of law provisions thereof.  The Company and, by accepting this Purchase Note, the Investor, each irrevocably submits to the exclusive jurisdiction of the courts of the State of Illinois located in Cook County and any United States District Court for the Northern District of Illinois for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Purchase Note and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Purchase Note.  The Company and, by accepting this Purchase Note, the Investor, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Company and, by accepting this Purchase Note, the Investor, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(c)           All notices required under this Purchase Note shall be in writing and addressed to Investor at 303 East Wacker Drive, Suite 311, Chicago, Illinois 60601 and to Company at 372 Danbury Road, Suite 163, Wilton, Connecticut 06897. Notice shall be mailed by certified mail, return receipt requested, postage properly prepaid, or hand delivered. Notice shall be deemed given, received, and effective 3 days from the date of mailing or on the date of delivery. Either party may change the address for notice by giving the other party notice of the new address in compliance with this section.

(d)           This Purchase Note contains the entire agreement between the parties relating to the subject matter of this Purchase Note.

(e)           This Purchase Note will inure to the benefit of and be binding upon the parties and their successors, representatives, and assigns.

(f)           Investor agrees to perform any and all further acts and to execute and deliver any and all additional documents which may be reasonably necessary to carry out the terms of this Purchase Note or correctly set forth the terms of this Purchase Note.

(g)           Investor may assign any right, benefit, or obligation of Investor under this Purchase Note without Company’s prior written approval.

(h)           Neither party is an agent or representative of the other. Investor is solely responsible for procuring and providing all personnel, facilities, materials, and services necessary to perform Investor’s obligations under this Purchase Note. Nothing in this Purchase Note shall be construed to create a partnership or joint venture between the Investor and Company, and Investor acknowledges and agrees that the sole relationship of the parties is that of Investor and Company.

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[SIGNATURE PAGE TO ST. GEORGE 7 MONTH NOTE]

IN WITNESS WHEREOF, the parties have executed this Purchase Note on the above date.

INVESTOR: ST. GEORGE INVESTMENTS, LLC Name:_________________________ John Fife, Managing Partner COMPANY: DRINKS AMERICAS HOLDINGS, LTD. By:____________________________ J. Patrick Kenny